SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of
1934 (Amendment No. 2)
HEICO CORPORATION
(Name of Issuer)
Common Stock
(Title of Class of Securities)
422806109
(CUSIP Number)
Check the following box if a fee is
being paid with this statement.
(A fee is not required only if the
filing person: (1) has a previous
statement on file reporting beneficial
ownership of more than five percent of
the class of securities described in
Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial
ownership of five percent or less of
such class). (See Rule 13d-7).
The remainder of this cover page shall
be filled out for a reporting person's
initial filing on this form with
respect to the subject class of
securities, and for any subsequent
amendment containing information which
would alter the disclosures provided in
a prior cover page.
The information required in the
remainder of this cover page shall not
be deemed to be "filed" for the purpose
of Section 18 of the Securities
Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of
that section of the Act but shall be
subject to all other provisions of the
Act (however, see the Notes).
(Continued on following pages(s))
CUSIP NO. 422806109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
1305442
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
1305442
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
16.26
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 422806109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NB Holdings Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
1305442
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
1305442
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
16.26
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 422806109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
1305442
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
1305442
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
16.26
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
Heico Corporation
Item 1(b) Address of Issuer's
Principal Executive Offices:
3000 Taft Street
Hollywood, Florida 33021
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NB Holdings Corporation
(c) NationsBank, N.A.
Item 2(b) Address of Principal
Business Office or, if none,
Residence:
(a) 101 South Tryon Street,
NationsBank Plaza, Charlotte, North
Carolina 28255 (b) 100 North Tryon
Street, NationsBank Corporate Center,
Charlotte, North Carolina 28255
(c) 110 South Tryon Street,
NationsBank
Plaza, Charlotte, North Carolina 28255
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) North Carolina corporation
(c) U.S. National Banking Association
Item 2(d) Title of Class of
Securities: Common Stock
Item 2(e) CUSIP Number:
422806109
Item 3 If this statement is filed
pursuant to Rules 13d-1(b), or 13d-
2(b), check whether the person filing
is a: (a)
Broker or Dealer registered under
Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of
the Act
(c)
Insurance Company as defined in Section
3(a)(19) of the Act
(d)
Investment Company registered under
Section 8 of the Investment Company Act
(e) Investment Advisor registered under
Section 203 of the
Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund
which is subject to the
provisions of the Employee Retirement
Income Security Act of 1974 or
Endowment Fund; see Sub-section 240.13d
1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance
with Sub-section
240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
X
Group, in accordance with Sub-section
240.13d-1(b)(1)(ii)(H)
The following entities are holding
companies:
NationsBank Corporation
NB Holdings Corporation
The following entities are banks:
NationsBank, N.A.
The following entities are registered
investment advisors:
Item 4 Ownership:
With respect to the beneficial
ownership of the reporting entity as of
12/31/97, see Items 5 through 11,
inclusive, of the respective cover
pages of this Schedule 13G applicable
to such entity which are incorporated
herein by reference.
Item 5 Ownership of Five Percent or
Less of a Class:
If this statement is being filed to
report the fact that as of the date
hereof the reporting person has ceased
to be the beneficial owner of more than
five percent of the class of
securities, check the following
Item 6 Ownership of More Than Five
Percent on Behalf of Another Person:
To the extent that the reported shares
are held in various fiduciary accounts,
dividends and the proceeds of such
shares are payable to other persons,
including such accounts, the
beneficiaries or settlors thereof or a
combination of such persons. In certain
instances, other persons (including
beneficiaries and settlors) may be
deemed to have the power to direct
receipt of dividends or the proceeds of
the sale of shares reported herein. To
the best of the undersigned's knowledge
and belief, no one other person has such
an economic interest relating to more
than 5% of the class of reported shares.
Item 7 Identification and Classification
of the Subsidiary Which Acquired
the Security Being Reported on By the
Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of
the Securities Exchange Act of 1934,
NationsBank Corporation is filing this
Schedule 13G as a parent holding company
of the following: a. NB Holdings
Corporation, which is a holding company
of its subsidiaries, NationsBank, N.A.
classifiable under Item 3(b) as Banks as
defined in Section 3(a)(6) of the
Securities Exchange Act of 1934.
Item 8 Identification and Classification
of Members of the Group:
Except for the relationships referred to
in Item 7 hereof, the reporting entities
do not affirm the existence of a group.
This Form is filed on behalf of each of
the entities listed in Item 2(a) hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the
best of my knowledge and belief, the
securities referred to above were
acquired in the ordinary course of
business and were not acquired for the
purpose of and do not have the effect of
changing or influencing the control of
the issuer of such securities and were
not acquired in connection with or as a
participant in any transaction having
such purpose or effect. Signature
After reasonable inquiry and to the best
of my knowledge and belief, I certify
that the information set forth in this
statement is true, complete and correct.
NATIONSBANK CORPORATION
NB HOLDINGS CORPORATION
NATIONSBANK, N.A.
Date: February 17, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President